Exhibit 99.1

STEN Corporation Sees Second Quarter Revenue Increasing More Than 100% — Company Sees Improving Profit Outlook

MINNEAPOLIS, March 3, 2008 /PRNewswire-FirstCall/ — STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, announced today that based upon results through February 2008, revenue for the second quarter ending March 31, 2008 is expected to exceed $4.2 million, more than double the $2.1 million in revenue in the Company generated in the first quarter of fiscal 2008.  The Company also stated that it expects to be profitable in the current quarter.  For the fiscal year ending September 30, 2008, the Company’s outlook is for total revenue to exceed $15.0 million, which is more than triple last year’s total revenue from continuing operations of $4.6 million.  The Company’s business plan currently indicates that it will operate profitably for the balance of the fiscal year ending September 30, 2008.  The preliminary results for the first quarter 2008 are subject to the Company’s management and independent auditors’ customary quarterly review procedures.  The Company will report final results of operations for the thirteen weeks ending March 31, 2008 with the filing of its Quarterly Report on 10-QSB.

Commenting on the current outlook for STEN Corporation., Kenneth Brimmer, CEO, noted, “In February we saw positive results from our efforts to achieve profitability.  Among the recent steps toward improved results is the January 2008 hiring of John Halvorsen as COO of STEN Credit.  Mr. Halvorsen oversees the Arizona auto sales and credit operations.  John’s leadership and extensive automobile sales experience have had an immediate and significant positive impact on our results.  In addition, as we noted at the end of our first quarter, activity at our STENCOR business unit is increasing and improved production volumes are favorably impacting our results.”

STEN Corporation and subsidiaries, headquartered in Minnesota, is a diversified business, primarily focused on its financing business through STEN Financial Corporation.  The Company’s STENCOR subsidiary is a contract manufacturing and distribution business based in Jacksonville, Texas.

STEN Corporation common stock is traded on the Nasdaq Capital Market under the symbol STEN. More information about STEN Corporation is available at the Company's website: www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, including the risk that vehicle sales by the Company’s STEN Credit business may decline from current or expected levels and the risk that actual credit losses may be greater than the current expectation, as well as other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  Actual results may differ materially, depending on a variety of factors including, but not limited to those listed above.  Importantly, the Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

Source:  STEN Corporation

For additional Information:

               Kenneth W. Brimmer, CEO

               952-545-2776

               Kbrimmer@stencorporation.com